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                                                                  Exhibit 21.1



                                 SUBSIDIARIES


1.       AllComm Products Corp., a Delaware corporation;
2.       VTC Resources Corp., a Delaware corporation;
3.       Glowpoint, Inc., a Delaware corporation; and
4.       Virtual DSL Communications Corp., a Delaware corporation.